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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Patrick Fitzgerald
MIDWAY GAMES INC.
(773) 961-2222
 pfitzgerald@midwaygames.com

    MIDWAY GAMES COMPLETES ISSUANCE OF ADDITIONAL PREFERRED SHARES

    Chicago, Illinois, August 21, 2001—Midway Games Inc. (NYSE: MWY) announced today that two of its institutional investors have exercised their options to purchase an additional $12,500,000 of Series B Convertible Preferred Stock. Neil D. Nicastro, the Chairman and Chief Executive Officer of Midway, also exercised his option to purchase an additional $625,000 of the preferred stock on the same terms and conditions as the institutional investors.

    The additional shares of preferred stock are convertible until November 22, 2003 at $10.60 per share into 1,238,208 shares of Midway common stock and carry a dividend of 4%, payable quarterly in cash or in additional preferred stock at Midway's option. Midway also issued five-year warrants to purchase 123,821 shares of common stock at an exercise price of $10.60 to the placement agent for the private placement of the preferred stock.

    Midway previously announced, on May 22, 2001, that it had completed the private placement of an initial $42 million of Series B Convertible Preferred Stock and warrants, together with the options exercised today, to purchase the additional preferred stock.

    Midway expects to use the aggregate net proceeds from the sale of the additional preferred stock (approximately $12.4 million) for development of Midway's games for the next generation of videogame platforms and for working capital to finance inventory and receivables.

    Gerard Klauer Mattison (GKM) acted as financial advisor and exclusive placement agent to Midway in connection with the private placement of the preferred stock.

    Midway Games Inc. is a leading developer, publisher and marketer of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system and Game Boy® Advance.

    This press release contains certain forward looking statements concerning future business conditions and the outlook for the Company based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward looking statements as a result of certain risks and uncertainties, including, without limitation, the financial strength of the amusement games industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Risk Factors" in the Company's registration statement on Form S-3 filed on June 22, 2001 with the SEC.

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  EXHIBIT 99.1